EXHIBIT 11
                         THE LUBRIZOL CORPORATION

                     Computation of Per Share Earnings

                           Second Quarter, 1995



The computation of primary earnings per share and fully diluted earnings per share is as follows:

              (In Thousands of Shares Except Per Share Data)

                                 Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 -------------------   ------------------
                                  1995       1994       1995       1994
                                 ------     ------     ------     ------
Average shares outstanding for
  computation of primary
  earnings per share             64,066     65,953     64,394     66,230

Add adjustment to treat shares
  for options exercised as if
  such shares were outstanding
  during the entire period           20         54         55        123

Add equivalent shares for
  unexercised options at end
  of period*                        425        505        428        545
                                 ------     ------     ------     ------

Average shares outstanding for
  computation of fully diluted
  earnings per share             64,511     66,512     64,877     66,898
                                 ======     ======     ======     ======


Primary earnings per share         $.96       $.74      $1.71      $1.40
                                   ====       ====      =====      =====

Fully diluted earnings per share   $.95       $.74      $1.70      $1.38
                                   ====       ====      =====      =====


*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.